UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2021

SJW Group

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-8966	77-0066628
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 W. Taylor Street

San Jose, California 95110

(Address of principal executive offices, including zip code)

(408) 279-7800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	SJW	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On November 17, 2021, The Connecticut Water Company (“CWC”), an indirect wholly-owned subsidiary of SJW Group, received a decision from the Public Utilities Regulatory Authority of Connecticut (“PURA”) on its request for reconsideration related to certain tax matters in PURA’s July 28, 2021 decision on its general rate case (the “July Decision”). The reconsideration decision authorized an additional $2.1 million of revenues, increasing the total authorized revenues in the rate case by $7.3 million or 7.12%, to $110.3 million.

The July Decision approved a return on equity of 9% and a capital structure of 53% equity and 47% debt. Further, the July Decision approved CWC’s request to establish a first of its kind water rate assistance program for income eligible customers in Connecticut and a tiered block rate structure for residential water customers to promote water conservation. The July Decision did not include all of the requested pro forma plant due to the timing of their completion. However, no plant was disallowed.

On October 26, 2021, CWC filed for an increase in the Water Infrastructure and Conservation Adjustment (“WICA”) mechanism, which was approaching its statutory cap and was reset to zero at the time of the July Decision. The WICA filing requests approximately $2.6 million of additional revenues that would be effective in January 2022 for $22 million in WICA eligible completed projects. Many of the projects were those that were not considered by PURA in the general rate case because of the deadline in the proceeding for pro forma capital additions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SJW GROUP

Date: December 1, 2021	/s/ James P. Lynch
James P. Lynch, Chief Financial Officer and Treasurer